Unaudited Pro Forma Consolidated Balance Sheet
March 31, 2006
(dollars in thousands)

			Pro Forma		Pro Forma
Twin Disc		BCS	Adjustments		Consolidated
Assets
Current Assets
Cash and cash equivalents	9,764	2,944	-		12,708
Trade accounts receivable, net	37,797	13,971	(249)	(4)	51,519
Inventories, net	55,398	6,707	1,442	(1)	63,547
Deferred income taxes	7,289	528			7,817
Other	4,572	945			5,517

Total current assets	114,820	25,095	1,193		141,108

Property, plant and equipment, net	38,958	998	3,137	(1)	43,093
Goodwill	12,624		2,415	(1)	15,039
Other intangibles, net		315	8,796	(1)	9,111
Deferred income taxes	14,664		(5,350)	(1)	9,314
Other assets	9,243				9,243

Total assets	190,309	26,408	10,191		226,908

Liabilities and Shareholders' Equity
Current liabilities
Notes Payable	-	757			757
Current maturities of long term debt	2,856	-			2,856
Accounts payable	19,582	7,633	(249)	(4)	26,966
Accrued liabilities	38,568	5,184			43,752

Total current liabilities	61,006	13,574	(249)		74,331

Long-term debt	15,739	-	23,274	(2)	39,013
Accrued retirement benefits	38,932	-			38,932
Other long-term liabilities	130	-			130

Minority interest	541				541

Shareholders' equity
Common stock	11,509	1,276	(1,276)	(3)	11,509
Retained earnings	96,544	11,558	(11,558)	(3)	96,544
Accumulated other comprehensive loss	(18,908)				(18,908)

	89,145	12,834	(12,834)		89,145
Less treasury stock, at cost	15,184				15,184

Total shareholders' equity	73,961	12,834	(12,834)		73,961

Total liabilites and shareholders' equity	190,309	26,408	10,191		226,908

1) Allocation of purchase price as follows:

Purchase price allocation:
Net cash paid for BCS acquisition		22,707
Estimated acquisition expenses		567

Total acquisition consideration		23,274
Less: estimated net book value of tangible assets acquired		(12,834)

Excess purchase price to be allocated		10,440

Preliminary allocations of excess purchase price:
Inventory adjustments to reflect fair value		1,442
Fixed asset adjustment to reflect fair value		3,137
Identifiable intangible assets - finite life		6,200
Identifiable intangible assets - indefinite life		2,596
Deferred Tax Asset (@ 40%)		(5,350)
Goodwill		2,415

		10,440

2)	Issuance of $25 million of 6.05% Senior Notes due April, 2016. Consideration paid for BCS equals $23,274.

3)	Reflects the elimination of BCS historical shareholders' equity accounts.

4)	Reflects additional elimination of intercompany balances due to BCS activity with existing Twin Disc entities (TD Italia).

TD Italia	165
TD Southeast	84

249